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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                               Intelligroup, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    45816A106
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 2 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 2 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 3 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 4 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 5 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 6 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 7 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 8 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 33 Pages

CUSIP NO.      45816A106               13G                    PAGE 9 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 10 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 11 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 12 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 13 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 14 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 33 Pages

CUSIP NO.      45816A106               13G                   PAGE 15 OF 33 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joseph F. Trustey
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               310,715 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           310,715 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                310,715 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 33 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  Intelligroup, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  517 Route 1 South, Iselin, NJ 08830

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts, Kortschak, and Trustey are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).        CUSIP Number:45816A106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                              Page 16 of 33 Pages

                  (a)   [ ]    Broker or Dealer registered under
                               Section 15 of the Securities Exchange Act of
                               1934 (the "Act").

                  (b)   [ ]    Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [ ]    Insurance Company as defined in Section 3(a)(19)
                               of the Act.

                  (d)   [ ]    Investment Company registered under Section 8 of
                               the Investment Company Act of 1940.

                  (e)   [ ]    Investment Adviser registered under Section 203
                               of the Investment Advisers Act of 1940.

                  (f)   [ ]    Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [ ]    Parent Holding Company, in accordance with Rule
                               13d-1(b)(ii)(G) of the Act.

                  (h)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                               of the Act.

                  Not Applicable.

Item 4.           Ownership.

                  Not Applicable


Item 5.           Ownership of Five Percent or Less of a Class.

                  [X] Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, and Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 310,715 shares of Common Stock as of December 31, 1997, which is 5% or less of the Common Stock of Intelligroup, Inc. based on the 11,976,983 shares of Common Stock reported to be outstanding in a 10-QSB filed by Intelligroup, Inc. for the quarter ended September 30, 1997.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.


                              Page 17 of 33 Pages

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 18 of 33 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10th, 1998

SUMMIT VENTURES IV, L.P.                                          *
                                                    ----------------------------
                                                    E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                    *
                                                    ----------------------------
                                                    Stephen G. Woodsum

      By:              *
         ----------------------------
         E. Roe Stamps, IV                                        *
         General Partner                            ----------------------------
                                                    Gregory M. Avis

SUMMIT INVESTORS III, L.P.
                                                                  *
                                                    ----------------------------
                                                    Martin J. Mannion
      /s/ John A. Genest
By:   ----------------------------
      General Partner                               /s/ John A. Genest
                                                    ----------------------------
                                                    John A. Genest

SUMMIT PARTNERS IV, L.P.
                                                                  *
                                                    ----------------------------
                                                    Ernest K. Jacquet
By:   Stamps, Woodsum & Co. IV

                                                                  *
                                                    ----------------------------
                                                    Bruce R. Evans
      By:              *
         ----------------------------
         E. Roe Stamps
         General Partner                                          *
                                                    ----------------------------
                                                    Walter G. Kortschak

STAMPS, WOODSUM & CO. IV
                                                                  *
                                                    ----------------------------
                                                    Thomas S. Roberts
By:              *
   ----------------------------
   E. Roe Stamps
   General Partner


                              Page 19 of 33 Pages

                                                                  *
                                                    ----------------------------
                                                    Joseph F. Trustey


                                                    *By:
                                                        ------------------------
                                                         John A. Genest,
                                                         Attorney-in-Fact

----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 20 of 33 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Intelligroup, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10th day of February, 1998.

SUMMIT VENTURES IV, L.P.                                      *
                                                    ----------------------------
                                                    E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                *
                                                    ----------------------------
                                                    Stephen G. Woodsum

      By:              *
         ----------------------------
         E. Roe Stamps, IV                                    *
         General Partner                            ----------------------------
                                                    Gregory M. Avis

SUMMIT INVESTORS III, L.P.
                                                              *
                                                    ----------------------------
                                                    Martin J. Mannion
By:/s/ John A. Genest
   ----------------------------
   General Partner
                                                    /s/ John A. Genest
                                                    ----------------------------
SUMMIT PARTNERS IV, L.P.                            John A. Genest

By:   Stamps, Woodsum & Co. IV
                                                              *
                                                    ----------------------------
                                                    Ernest K. Jacquet
      By:              *
         ----------------------------
         E. Roe Stamps, IV
         General Partner                                      *
                                                    ----------------------------
                                                    Bruce R. Evans
STAMPS, WOODSUM & CO. IV

By:              *
   ----------------------------
   E. Roe Stamps, IV
   General Partner


                              Page 21 of 33 Pages

                                                                  *
                                                    ----------------------------
                                                    Walter G. Kortschak

                                                                  *
                                                    ----------------------------
                                                    Thomas S. Roberts

                                                                  *
                                                    ----------------------------
                                                    Joseph F. Trustey


                                                  *By:
                                                      --------------------------
                                                      John A. Genest,
                                                      Attorney-in-Fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 22 of 33 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                              Page 23 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  E. Roe Stamps, IV
                                        ----------------------------------------
                                        E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public

                                        My Commission expires:  October 20, 2000


                              Page 24 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Stephen G. Woodsum
                                        ----------------------------------------
                                        Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 25 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Martin J. Mannion
                                        ----------------------------------------
                                        Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 26 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ John A. Genest
                                        ----------------------------------------
                                        John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 27 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Gregory M. Avis
                                        ----------------------------------------
                                        Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 28 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Ernest K. Jacquet
                                        ----------------------------------------
                                        Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 29 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Thomas S. Roberts
                                        ----------------------------------------
                                        Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 30 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Bruce R. Evans
                                        ----------------------------------------
                                        Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 31 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Walter G. Kortschak
                                        ----------------------------------------
                                        Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 32 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Joseph F. Trustey
                                        ----------------------------------------
                                        Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 33 of 33 Pages